EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 for US Gold Holdings Corporation and US Gold Canadian Acquisition Corporation of our reports dated March 20, 2006, relating to the consolidated financial statements of U.S. Gold Corporation as of December 31, 2005 and for the years ended December 31, 2004 and 2005, and March 22, 2005, relating to the consolidated financial statements of U.S. Gold Corporation as of December 31, 2004 and for the years ended December 31, 2004 and 2003, and the reference to our firm as experts in the offer to purchase which is a part of this Registration Statement.

/s/ Stark Winter Schenkein & Co., LLP
Stark Winter Schenkein & Co., LLP
April 30, 2006
Denver, Colorado